Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (No. 333-146959), the related Prospectus dated October 28, 2009, and the related Prospectus Supplement No. 4 of Strategic Storage Trust, Inc. for the registration of 110,000,000 shares of common stock and to the incorporation by reference in Post-Effective Amendment No. 7 to the Registration Statement of our report dated March 30, 2010 with respect to the consolidated balance sheets of Strategic Storage Trust, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008 and the period from August 14, 2007 (date of inception) through December 31, 2007 included in the Annual Report on Form 10-K filed with the SEC on March 30, 2010.

/s/ REZNICK GROUP, P.C.

Baltimore, Maryland

April 7, 2010